Exhibit 99.1


                         Multimedia Games Reports Third
      Quarter Diluted EPS of $0.16, Net Income of $4.6 Million, and EBITDA of $22.3 Million; Repurchases 649,205 Shares of Common Stock in Fiscal
              Third Quarter and 1,092,091 in Calendar 2005 to Date



    AUSTIN, Texas--(BUSINESS WIRE)--July 28, 2005--Multimedia Games, Inc. (NASDAQ: MGAM) today reported operating results for its fiscal third quarter, ended June 30, 2005, as summarized in the table below:


                         Summary of Q3 Results
       (In millions, except per-share and player terminal data)

                                          For the Three Months
                                             Ended June 30,
                                            2005       2004    Change
                                          ---------  --------- -------
Revenue(1)                                   $37.1      $36.9     0.6%
EBITDA(2)                                    $22.3      $23.3   (4.5)%
Net income                                    $4.6       $9.8  (53.7)%
Diluted EPS                                  $0.16      $0.32  (50.0)%
Average installed player terminals(3):
  Class II
  (Legacy and Reel Time Bingo(R) games)     10,492      9,917
  Oklahoma compact games                       531        ---
  Other gaming units
  (Charity and C-TILG(4) games)              2,518      1,639

(1) Historically, Multimedia Games entered into revenue arrangements with its tribal customers that among other things, guaranteed certain prize payout levels, and required the Company to account for and collect all revenues associated with its games, and disburse the allotment to the tribes based on the prize guarantee. Accordingly, revenues were historically presented on a gross basis to accurately reflect this relationship. Since the Company is no longer responsible for guaranteeing prize payouts on a majority of its games, customers have begun to remit the net balance due. The Company reclassified its income statement in the fiscal 2004 fourth quarter, presenting the net amounts due as revenue.

(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles ("GAAP") financial measure, can be found attached to this release.

(3) The average installed base of Class II and Other Gaming Units as of June 30, 2005 reflects the January 2005 conversion of more than 2,000 C-TILG units to Reel Time Bingo Class II units.

(4) California Tribal Instant Lottery Game

    Clifton Lind, Multimedia Games' ("Multimedia's") President and Chief Executive Officer, commented, "Fiscal third quarter results exceeded guidance, in part because we recorded a higher average revenue share percentage than was anticipated, due to the transition in Oklahoma from Class II games to Compact games proceeding at a pace slower than anticipated. The higher-than-projected revenue share percentage partially offset a greater than expected decline in the average network-wide hold per day during the period.
    "The fiscal third quarter results also benefited from lower-than-forecasted selling, general and administrative expenses, reflecting operating expense controls, and from growing revenue contributions from markets not served just two years ago. These factors--average revenue share, average network-wide hold per day, cost control disciplines and revenue diversification--will remain important drivers of our operating results as we address the changes in Oklahoma, our largest market.
    "We are working closely with Oklahoma tribal customers to support their needs and timing preferences for the delivery of Compact games. As conversions from Class II to our Oklahoma Compact games increase through the balance of calendar 2005, Multimedia's revenue share percentage will shift toward the lower-revenue-share models now being offered in the market. However, we continue to believe that over time, the Compact games will generate a higher hold per day than the current Class II games.
    "During the June 2005 quarter, Multimedia achieved meaningful traction and recognition in the industry for the strength and flexibility of our casino management software tools. We recently announced commitments for initial system placements in the Alabama charity, Native American Class II, and Oklahoma Compact markets. In addition, customers in both the Alabama and Oklahoma markets selected our cashless system for all units at their gaming facilities. We expect to leverage these initial systems placements by targeting other opportunities for deploying our casino management tools in the Native American Class II and Class III, commercial casino, charity, and video lottery markets.
    "As indicated when we reported fiscal 2005 second quarter results, we allocated a portion of available cash flow in the fiscal third quarter towards the repurchase of our shares. During the fiscal third quarter, Multimedia repurchased a total of 649,205 shares of its common stock, at an average price of $8.88 per share. Multimedia has repurchased a total of 1,092,091 shares in calendar 2005 to date, for a total consideration of approximately $9.7 million. We expect to strategically repurchase shares in open market transactions for the remainder of fiscal 2005 and beyond, and will balance these repurchases with our funding commitments for several new or expanding gaming facilities.
    "In the fiscal fourth quarter, we expect to continue to address the evolving operating environment in our current primary market, while seeking further revenue diversification by deploying our technology and systems in new markets through new products. Looking forward, over the next several quarters, we expect new unit placements in a number of markets. Given our current player terminal pool, we can quickly meet customers' near-term needs and place units 'in revenue' without incurring incremental cap-ex or depreciation expense.
    "In addition, we continue to closely monitor and are encouraged by recent developments in the New York video lottery market, including the progress of construction at Tioga, Yonkers and Aqueduct. As these and other facilities open or expand in 2006, and as more units are placed on our central system, we expect to eliminate the negative impact on EPS that we currently experience.
    "Longer term, our ongoing revenue diversification efforts will help us to achieve our goal of generating approximately 50% of our revenue from products or markets not served just two years ago. In the fiscal 2005 third quarter, approximately 56% of total revenue was derived from Oklahoma operations, versus 77% in the same period in fiscal 2003."

    Fiscal 2005 Third Quarter Review:

    Multimedia generated revenue in Q3 2005 of $37.1 million, compared to $36.9 million for Q3 2004, resulting from an increase in charity revenue, offset in part by a reduction in Class II revenue. The Company's third quarter 2004 results benefited from the sale of 30 player terminals. Third quarter 2005 EBITDA (earnings before interest, taxes, depreciation and amortization) decreased to $22.3 million from $23.3 million in the fiscal 2004 third quarter, primarily due to an increase in selling, general and administrative expenses.
    Multimedia's total installed base of player terminals rose 13.6% or 1,590 units to 13,281 units at June 30, 2005 compared with 11,691 units at June 30, 2004. On a sequential quarterly basis, Multimedia's total installed base of player terminals declined approximately 3.9%, from 13,818 units at March 31, 2005, to 13,281 units at June 30, 2005. The 537 unit quarterly sequential net decrease reflects the net removal, excluding conversions to Oklahoma Compact games, of 728 Class II player terminals, 51 of which were Legacy units. The Class II player terminal removals consisted of 208 units that were removed in California, 469 units removed in Oklahoma, and 51 units removed in other Class II jurisdictions. The decline in Class II player terminals is primarily the result of removals pursuant to customer request and Multimedia's election to remove lower-yielding units. These removals were partially offset by an increase of 191 units in the charity market installed base.
    The table below sets forth Multimedia's end-of-period installed player terminal base by product line or market(1) for each of the five most recent fiscal quarters.


                                 Total      Oklahoma
  Quarter   Reel Time           Class II    Compact      Total Other
   Ended      Bingo    Legacy    Units      Games(2)   Gaming Units(3)
----------- ---------  ------   --------   ----------  ---------------
 6/30/2005     9,157     558      9,715          938            2,628
 3/31/2005    10,704     609     11,313           68            2,437
12/31/2004     9,857     705     10,562          ---            5,617
 9/30/2004     9,805     846     10,651          ---            2,753
 6/30/2004     8,686   1,009      9,695          ---            1,996

(1) In prior periods, Multimedia presented estimates of the quarterly period-end Class III Washington State installed base. Multimedia has elected to discontinue presenting this information, as these units are not networked to the Company's central system. Multimedia does not believe there was any material change to the Washington State installed base at June 30, 2005 from its prior period-end estimated installed base in this market.

(2) "Oklahoma Compact Games" represents installations of games pursuant to the approved gaming compact between Native American tribes, racetracks and the State of Oklahoma.

(3) The reduction in Total Other Gaming units beginning in the March 2005 quarter reflects the January 2005 conversion of C-TILG units to Reel Time Bingo units.

    Selling, general and administrative expenses decreased 9.6%, or $1.5 million, to $14.1 million for the three months ended June 30, 2005, from $15.6 million for the three months ended March 31, 2005. The June 2005 quarter benefited from a recovery of certain accounts receivable previously reserved for, amounting to a reversal of approximately $350,000 in bad debt expense, and a decrease in consulting and contract labor, repairs and maintenance, and transportation and related costs. Selling, general and administrative expenses increased 8.9%, or $1.2 million, compared to the prior-year period, which benefited from a reduction of the Company's fiscal 2004 incentive accrual, and resulting reversal of $1.4 million in compensation expense from the first six months of the year.
    Research and development expense in the June 30, 2005 quarter increased by 38.1% to $4.4 million, from $3.2 million for the June 2004 quarter. The increase continues to reflect the greater number of employees in Multimedia's technical development groups, which are focused on developing new gaming products, systems and content for the Class II, Oklahoma compact games, Class III, commercial casino, charity, lottery, and other markets.
    Income tax expense for the three months ended June 30, 2005 was impacted by higher-than-normal, non-deductible lobbying expenses resulting in an effective income tax rate of 40.2% for the period. The June 2004 quarter included an income tax benefit related to an over-accrual from the prior year's state and federal income tax provision, resulting in a 26.0% effective tax rate for the three-month period.
    During the quarter ended June 30, 2005, Multimedia capitalized $702,000 in costs related to the internal development of its gaming products and systems, compared to $886,000 during the quarter ended March 31, 2005. A reconciliation of the capitalized software follows (in thousands):


                                            Net Book Value
                                           ----------------
Capitalized software - March 31, 2005               $6,611
Additions:
   Game themes                                         531
   Other projects                                      171
Project write-offs                                      (3)
Amortization                                          (683)
                                           ----------------
Capitalized software - June 30, 2005                $6,627
                                           ================

    For the quarter ended June 30, 2005, cash and financed capital expenditures consisted of (in thousands):


                                           Cash     Financed
                                         Capital    Capital
                                         Expenses   Expenses    Total
                                         --------  ----------  -------
Player terminal and gaming equipment      $2,799        $---   $2,799
Licenses                                   2,417         ---    2,417
Gaming facilities and portable buildings   1,038         ---    1,038
Other                                         12          35       47
                                         --------  ----------  -------
    Total                                 $6,266         $35   $6,301
                                         --------  ----------  -------

    Financial Guidance

    Based on current expectations, Multimedia's diluted earnings per share and EBITDA for its fiscal fourth quarter ending September 30, 2005 are expected to be below the reported fiscal 2005 third quarter results. Multimedia anticipates that fiscal 2005 fourth quarter results will reflect a lower revenue share percentage, due to increasing conversions of the Oklahoma installed base from Class II games to Compact games, which carry a lower revenue share arrangement. The anticipated lower revenue share percentage will be offset by an expected higher hold per day and increase in the installed base of player terminals. In addition, selling, general and administrative expenses are expected to increase on a quarterly sequential basis. Accordingly, the Company is establishing fiscal 2005 fourth quarter diluted earnings per share guidance of $0.10 - $0.12 and EBITDA guidance of $20.0 million - $20.8 million.

    Conference Call

    Multimedia Games, Inc. is hosting a conference call and webcast today, July 28, 2005, at 10:00 a.m. EDT (9:00 a.m. CDT). Both the call and webcast are open to the general public. The conference call number is 913/981-5592. Please call five minutes prior to the presentation to ensure that you are connected.
    Interested parties may also access the conference call live on the Internet at www.shareholder.com/mgam/medialist.cfm. Two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm.
    A digital replay of the teleconference will also be available beginning at 1:00 p.m. EDT the day of the call, continuing through midnight EDT on August 3, 2005. To access this rebroadcast, dial 888-203-1112 (domestic) or 719-457-0820 (international), and then the pass code 4607899.

    About the Company

    Multimedia Games is a leading supplier of interactive systems, electronic games, and player terminals for the Native American gaming market, as well as the growing racino, charity bingo and video lottery markets. Multimedia designs and develops networks, software and content that provide its customers with comprehensive gaming systems delivered through a telecommunications network that links its player terminals with one another both within and among gaming facilities. The Company's ongoing development and marketing efforts focus on Class II and Class III gaming systems and products for use by Native American tribes throughout the United States, video lottery systems and other products for domestic and international lotteries, and products for charity bingo opportunities. Additional information may be found at www.multimediagames.com.

    Forward-Looking Statements

    This press release contains forward-looking statements about Multimedia that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as "will," "would," "could," "expect," "looking forward," "plan," "hope," and words of a similar nature that convey future meaning. In addition, the entire section of our release headed "Financial Guidance" provides forward-looking statements regarding our anticipated operating results.
    Future events involve risks and uncertainties that may cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to: (i) the risk that operating results projected in Multimedia's guidance and as a result, Multimedia's financial condition, may be adversely affected by regulatory developments (such as regulatory action related to our development agreements with our tribal customers), ongoing competitive pressures, the failure of new customers to place Multimedia's games and terminals into operation, removal of Multimedia's terminals and systems from existing customers' facilities, or the failure of one or more of our projected new revenue sources or significant development opportunities to generate anticipated revenues, each to an extent or with effects greater than anticipated in making projections; (ii) the risk that the markets the Company operates in and expects to operate in do not grow as anticipated, or that Multimedia's business may not develop as anticipated therein; (iii) the risks resulting from the difficulty of operating in continually evolving markets, and successfully and cost-effectively entering new markets, particularly international markets in which Multimedia has not previously operated;
(iv) the risk associated with the difficulty of continually developing and introducing to new and existing markets new and enhanced game content and systems that will be widely accepted both by customers and end users; (v) the risk of continuing legal and state and regulatory activities, and future enforcement actions related thereto; (vi) the risk that additional games are removed from facilities, resulting in continuing depreciation and storage expense, but a loss of associated revenue; (vii) the risks that continued competitive pressure creates on Multimedia's business model and pricing, and on its ability to introduce and maintain games in existing and new markets; these include what Multimedia believes to be an impaired competitive position for its games as a result of changes made in order to obtain a Class II certification letter from the NIGC, and Multimedia's replacement of its C-TILG systems with Reel Time Bingo in California;
(viii) the risks associated with the difficulty of installing and maintaining an increasing number of terminals and systems at existing or new facilities; (ix) the risks associated with growth generally and the resultant pressures organizationally; (x) the risk that the New York video lottery business will not develop as we expect; and (xi) the risk that we may be surprised by developments in the Oklahoma Compact gaming market, and therefore fail to accurately predict the timing or magnitude of changes to our business model, such as our revenue share percentage. Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the "Certain Risks" and "Risk Factors" sections and elsewhere in Multimedia's filings with the Securities and Exchange Commission. Multimedia undertakes no obligation to update information in this filing, except as required by law.


                        MULTIMEDIA GAMES, INC.
                      CONSOLIDATED BALANCE SHEETS
              As of June 30, 2005 and September 30, 2004
          (In thousands, except shares and per-share amounts)

                                             June 30,    September 30,
                                               2005          2004
                                           ------------- -------------
                  ASSETS
CURRENT ASSETS:
 Cash and cash equivalents                       $5,894        $4,768
 Accounts receivable, net of allowance for
  doubtful accounts of $204 and $533,
  respectively                                   10,652        10,397
 Inventory                                          812           930
 Deferred contract costs                          6,029           ---
 Prepaid expenses and other                       1,944         2,242
 Notes receivable, net                            5,506        12,299
 Federal and state income tax receivable             35         5,044
 Deferred income taxes                            1,899         1,909
                                           ------------- -------------
       Total current assets                      32,771        37,589
Restricted cash and long-term investments         1,068         1,216
Leased gaming equipment, net                     41,954        40,652
Property and equipment, net                      90,706        93,090
Notes receivable - noncurrent                    29,287        20,588
Intangible assets, net                           45,348        21,941
Other assets                                      3,317         2,331
                                           ------------- -------------
       Total assets                            $244,451      $217,407
                                           ============= =============
          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current portion of long-term debt and
  capital leases                                $14,335        $9,713
 Accounts payable and accrued expenses           26,929        25,780
 Federal income tax payable                       1,439           ---
 Deferred revenue                                 2,276         1,847
                                           ------------- -------------
       Total current liabilities                 44,979        37,340
Revolving line of credit                         20,970           ---
Long-term debt and capital leases, less
 current portion                                  9,253        10,753
Other long-term liabilities                       3,030         3,932
Deferred revenue - noncurrent                     1,128         2,050
Deferred income taxes                             7,816        13,185
                                           ------------- -------------
       Total liabilities                         87,176        67,260
                                           ------------- -------------
Commitments and contingencies
Stockholders' equity:
 Preferred stock:
   Series A, $0.01 par value, 1,800,000
    shares authorized, no shares issued and
    outstanding;                                    ---           ---
   Series B, $0.01 par value, 200,000
    shares authorized, no shares issued and
    outstanding                                     ---           ---
 Common stock, $0.01 par value, 75,000,000
  shares authorized, 30,780,329 and
  30,453,245 shares issued, and 27,154,690
  and 27,917,597 shares outstanding,
  respectively                                      308           305
 Additional paid-in capital                      67,143        65,157
 Treasury stock, 3,625,639 and 2,535,648
  shares at cost                                (22,028)      (12,382)
 Retained earnings                              111,852        97,067
                                           ------------- -------------
       Total stockholders' equity               157,275       150,147
                                           ------------- -------------
       Total liabilities and stockholders'
        equity                                 $244,451      $217,407
                                           ============= =============



                        MULTIMEDIA GAMES, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
           For the Three Months Ended June 30, 2005 and 2004
          (In thousands, except shares and per-share amounts)

                                               2005         2004(2)
                                           ------------- -------------
REVENUES:
  Gaming revenue:
    Class II                                    $28,191       $29,043
    Charity                                       4,622         3,009
    All other(1)                                  2,814         3,323
  Player terminal and license sales and
   lease revenue                                    957           805
  Other                                             565           740
                                           ------------- -------------
       Total revenue                             37,149        36,920
                                           ------------- -------------
OPERATING COSTS AND EXPENSES:
  Cost of player terminals and licenses
   sold                                             787           666
  Selling, general and administrative
   expenses                                      14,104        12,951
  Amortization and depreciation                  14,576         9,765
                                           ------------- -------------
       Total operating costs and expenses        29,467        23,382
                                           ------------- -------------
       Operating income                           7,682        13,538

OTHER INCOME (EXPENSE):
Interest income                                     608           178
Interest expense                                   (675)         (429)
                                           ------------- -------------
Income before income taxes                        7,615        13,287
Income tax expense                                3,065         3,451
                                           ------------- -------------
       Net income                                $4,550        $9,836
                                           ------------- -------------
Basic earnings per share                          $0.17         $0.35
                                           ============= =============
Diluted earnings per share                        $0.16         $0.32
                                           ============= =============
Shares used in earnings per share
 calculation:
       Basic                                 27,331,945    27,872,523
                                           ============= =============
       Diluted                               29,143,478    30,935,676
                                           ============= =============

(1) Gaming revenue - All other includes recurring revenue from games operated under the Oklahoma Compact, Class III Washington State, lottery and C-TILG markets.

(2) Certain amounts have been reclassified to conform to the current year presentation.



                        MULTIMEDIA GAMES, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
           For the Nine Months Ended June 30, 2005 and 2004
          (In thousands, except shares and per-share amounts)

                                                  2005       2004(2)
                                               ----------- -----------
REVENUES:
  Gaming revenue:
    Class II                                      $87,082     $89,477
    Charity                                        14,676       5,453
    All other(1)                                   10,235       7,269
  Player terminal and license sales and lease
   revenue                                          2,762       7,193
  Other                                             1,607       1,583
                                               ----------- -----------
       Total revenue                              116,362     110,975
                                               ----------- -----------
OPERATING COSTS AND EXPENSES:
  Cost of player terminals and licenses sold        2,588       4,240
  Selling, general and administrative expenses     46,535      41,795
  Amortization and depreciation                    42,620      26,170
                                               ----------- -----------
       Total operating costs and expenses          91,743      72,205
                                               ----------- -----------
       Operating income                            24,619      38,770

OTHER INCOME (EXPENSE):
Interest income                                     1,390         906
Interest expense                                   (1,892)     (1,067)
                                               ----------- -----------
Income before income taxes                         24,117      38,609
Income tax expense                                  9,332      13,003
                                               ----------- -----------
       Net income                                 $14,785     $25,606
                                               ----------- -----------
Basic earnings per share                            $0.53       $0.94
                                               =========== ===========
Diluted earnings per share                          $0.50       $0.83
                                               =========== ===========
Shares used in earnings per share calculation:
       Basic                                   27,734,915  27,286,216
                                               =========== ===========
       Diluted                                 29,722,957  30,752,215
                                               =========== ===========

(1) Gaming revenue - All other includes recurring revenue from games operated under the Oklahoma Compact, Class III Washington State, lottery and C-TILG markets.

(2) Certain amounts have been reclassified to conform to the current year presentation.

    Reconciliation of U.S. GAAP Net income to EBITDA:

    EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), Multimedia believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia's past financial performance, and provides useful information to the investor because of its historical use by Multimedia as a performance measure, and the use of EBITDA by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia's operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:



            Reconciliation of U.S. GAAP Net income to EBITDA:

                    For the Three Months  For the Nine Months
                                Ended June 30,        Ended June 30,
                                2005       2004      2005      2004
                              ---------  --------- --------- ---------
                                 (in thousands)      (in thousands)
Net income                      $4,550     $9,836   $14,785   $25,606
Add back:
Amortization and depreciation   14,576      9,765    42,620    26,170
Interest expense (income), net      67        251       502       161
Income tax expense               3,065      3,451     9,332    13,003
                              ---------  --------- --------- ---------
EBITDA                         $22,258    $23,303   $67,239   $64,940
                              =========  ========= ========= =========


    CONTACT: Multimedia Games, Inc.
             Clifton Lind or Craig Nouis, 512-334-7500 or
             Jaffoni & Collins Incorporated
             Joseph N. Jaffoni or Richard Land, 212-835-8500 mgam@jcir.com